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                                                                    Exhibit 10.1


                              EMPLOYMENT AGREEMENT

                                 August 8, 2000



Name              Theodore E. Charles
Address           65 Eastern Point Blvd.
                  Gloucester, MA  01930

In consideration of the premises and the mutual promises and covenants contained herein and for other good and valuable consideration, Investors Capital Holdings, Ltd. (the "Company") and you agree as follows:

         1.       POSITION AND RESPONSIBILITIES.

         1.1 The Company will employ you, and you agree to be employed by the Company, as President, Chief Executive Officer and Chairman of the Board of the Company. You will have the responsibilities, duties and authority commensurate with your position as President, Chief Executive Officer and Chairman of the Board of the Company. You shall perform such duties at Lynnfield, Massachusetts or such other place as you and the Company shall mutually agree.

         1.2 You will, to the best of your ability, devote your full time and best efforts to the performance of your duties hereunder and to the business and affairs of the Company subject to your involvement in activities permitted by
Section 5 hereof.

         2.       TERM OF EMPLOYMENT.

         2.1 The term of your employment shall be three (3) years (the "Initial Term commencing with the date hereof (the "Commencement Date"), provided your employment shall automatically terminate upon your death and may be terminated at any time as provided in Section 2.2 (the "Employment Term"). On the third anniversary of the Commencement Date, your employment hereunder shall be automatically extended for a three year period and thereafter shall be automatically extended at the end of each three year period for an additional three year period unless earlier terminated in accordance with the terms hereof, and unless either you or the Company shall have given written notice to the other of a desire that such automatic extension not occur, which notice was given no later than thirty days (30) days prior to the relevant anniversary of the Commencement Date. If either party gives such notice and absent earlier termination in accordance with the terms hereof, the Termination Date (as defined below) shall be the last day of the Employment Term.


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         As used herein, "Termination Date" shall mean the last day of your employment, as determined in accordance with this Agreement.

         2.2 The Company shall have the right, on written notice to you specifying the applicable subsection below, to terminate your employment:

         (a)      immediately for Cause (as defined in Section 2.4), or

         (b) subject to Section 2.6 hereof, in the event of your death or disability which, in the reasonable opinion of the Board of Directors, renders you unable or incompetent to carry out your duties, responsibilities, and assignments for a period of one hundred and twenty (120) consecutive days; or

         2.3 You shall have the right, on written notice to the Company, to terminate your employment if you "resign for just cause," which shall mean a resignation of your employment as a direct result of (a) a material breach by the Company of its obligations to you under this Agreement, provided that, if such breach is capable of remedy, a written notice within sixty (60) days of such breach and opportunity to cure such breach shall be afforded the Company and, in such event, just cause shall exist if the Company shall fail to cure such breach within a reasonable period of time not to exceed thirty (30) days; or (b) a significant decrease by the Board of Directors of your duties or authority (except in connection with a termination pursuant to Section 2.2), provided that you have given the Company notice of such decrease within three
(3) months of its occurrence.

         2.4 The term "Cause" shall mean: (i) your continued failure to substantially perform your duties hereunder (other than any such failure resulting from your incapacity due to physical or mental illness or any such actual or anticipated failure); (ii) your willful engagement in misconduct which is materially injurious to the Company's business or reputation, monetarily or otherwise; (iii) your violation of any material provision of this Agreement; or
(iv) your conviction of an act of fraud, embezzlement or another crime involving moral turpitude, in any such case either (x) involving the Company or (y) not involving the Company but which, in the opinion of a majority of the Board of Directors (other than you), is materially injurious to the Company's business or reputation. You shall not be deemed to have been terminated for Cause unless (1) prior written notice has been delivered to you setting forth the reasons for the Company's intention to terminate for Cause, and (2) a period of twenty (20) days has elapsed since delivery of such notice during which you were afforded an opportunity to cure to the reasonable satisfaction of a majority of the Board of Directors (other than you), if capable of remedy, the reasons for the Company's intention to terminate for Cause.

         2.5 If you are terminated for Cause or your employment is terminated due to death or disability pursuant to Section 2.2(b), neither the Company nor any affiliate of the Company shall have any further obligation to you or your personal representatives under this Agreement, except for salary, and bonus earned hereunder and unpaid at the date of termination (plus reimbursement of permitted business expenses in accordance with Company policy). On or before the date of termination of your employment, you shall return to the Company all records and other personal property of the Company in your possession or control, including all confidential, proprietary or trade secret information of the Company and its subsidiaries and affiliates.



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         2.6      SEVERANCE BENEFITS.

                  (a) If the Company fails to renew your Employment Term pursuant to Section 2.1 hereof or terminates your employment either with or without Cause under Section 2.2 or you terminate your employment under Section 2.3 hereof, the Company shall pay to you an aggregate of (i) sixty (60) months' Base Salary at the time of termination, less applicable taxes and withholding, plus (ii) to the extent earned and not already paid, any bonus payable pursuant to
         Section 3.3 for the prior fiscal year, plus (iii) an amount equal to any bonus payable with respect to the fiscal year prior to that in which your termination occurs (the "Severance Payment"), in the manner and subject to the terms and conditions as hereinafter provided, and the Company shall provide you during such period medical, dental, life and disability insurance benefits on the same basis the Company would have provided you such benefits during such period had you continued to be an employee of the Company (collectively, the "Severance Benefits").

                  (b) The Base Salary component of the Severance Payment shall be payable in installments on such date or dates on which Base Salary would have been paid to you had your employment not been terminated, and any bonus component of the Severance Payment shall be payable in a lump-sum within thirty (30) days of termination.

         2.7 In the event of the termination of your employment associated with a "change in control" of the Company (including if you "resign for just cause" as defined in Section 2.3), (a) all stock options held by you to purchase shares of the Company's Common Stock shall become immediately exercisable, notwithstanding the vesting provisions of any stock option award agreement concerning such options; provided that such acceleration of vesting shall not occur if and to the extent that (i) the Company's independent accountant has advised the Board of Directors of the Company that such acceleration could prohibit the accounting treatment of the transaction which is a change in control as a pooling of interests under Accounting Principles Board Opinion No. 16 (or any successor opinion) and (ii) the Board of Directors of the Company intends to treat such transaction as a pooling of interests, in which case options would continue to vest as permitted within the terms of the applicable stock plans, and (b) you will be entitled to any bonuses for the then current fiscal year under any bonus plans then in effect as if fully earned. Benefits payable under this Section 2.7 upon a change in control may subject you to an excise tax as "excess parachute payments" under Section 280G of the Code. The Company will reimburse you for all excise taxes paid, but the reimbursement will constitute an excess parachute payment and will be subject to further excise tax. Such further excise tax will trigger further reimbursement by the Company. For purposes of this Section 2.7, a "change in control" of the Company shall be deemed to have taken place if (i) a third person, including a "person" as defined in Section 13(d)(3) of the Exchange Act, becomes the beneficial owner (as defined in Rule l3d-3 under the Exchange Act) directly or indirectly, of securities of the Company representing seventy-five percent (75%) or more of the total number of votes that may be cast for the election of the directors of the Company; or (ii) as the result of, or in connection with, any tender or exchange offer, merger, consolidation or other business combination, sale of assets or one or more contested elections, or any combination of the foregoing transactions (a



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"Transaction"), the persons who were directors of the Company immediately prior to the Transaction shall cease to constitute a majority of the Board of Directors of the Company or of any successor to the Company.

         3.       COMPENSATION.

         3.1 BASE SALARY. The Company shall pay to you for the services to be rendered hereunder a Base Salary ("Base Salary") at an annual rate of four hundred thousand dollars ($400,000), subject to customary withholding for federal, state and local taxes. Such Base Salary shall be payable periodically in conformity with the prevailing practice of the Company for executives' compensation as such practice shall be established or modified from time to time. Such Base Salary shall be subject to increase from time to time to take into account appropriate cost of living adjustments and general compensation increases based on performance, in the discretion of the Board of Directors of the Company.

         3.2 BUSINESS EXPENSES. You shall be entitled to be reimbursed for all reasonable and necessary expenses incurred in connection with the performance of your duties hereunder provided that you shall, as a condition of reimbursement, submit verification of the nature and amount of such expenses in accordance with the reimbursement policy from time to time adopted by the Company.

         3.3 BONUS. On an annual basis, you will present to the Compensation Committee your proposal as to an annual bonus or incentive program for you and other selected employees for the upcoming fiscal year. The Compensation Committee will consider your proposal in good faith and, after such consideration, will present a program to the Board of Directors for approval. You will be entitled to participate in the plan approved by the Board, as well as any other plans generally applicable to senior executives.

         3.4 LIFE INSURANCE. The Company shall continue to pay the premiums for the existing life insurance policy on your life with your designee as the beneficiary.

         4.       OTHER BENEFITS.

         4.1 VACATION. You shall be entitled to vacation in accordance with the vacation policy of the Company, as the same may be in effect from time to time, without loss of compensation or other benefits to which you are entitled under this Agreement, to be taken at such times as you may reasonably select.

         4.2 OTHER BENEFIT PROGRAMS. The Company will provide to you all other qualified and unqualified employee benefits generally available to employees of equivalent position, as the same may be in effect from time to time, including, without limitation, incentive compensation plans, stock option plans and restricted stock plans.

         4.3 INCENTIVE COMPENSATION. You shall be eligible to receive additional compensation, including awards of performance bonuses at levels commensurate with employees of equivalent position in the discretion of the Compensation Committee.


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         5.       OTHER ACTIVITIES DURING EMPLOYMENT.

         5.1 Except with the prior written consent of the Company's Board of Directors, you will not during the term of this Agreement undertake or engage in any other employment or occupation except as permitted by Section 5.3. This provision shall not be deemed to preclude your participation or membership in professional societies, service on the board or similar governing body of any not for profit organization, lecturing or the acceptance of honorary positions, that are in any case incidental to your employment by the Company, which are not adverse or antagonistic to or competitive with the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise and are consistent with your obligations regarding the confidential, proprietary and trade secret information of the Company and its subsidiaries and affiliates pursuant to the Proprietary Information and Inventions Agreement referenced below.

         5.2 Except as permitted by Section 5.3, you will not assume or participate in, directly or indirectly, any position or interest adverse or antagonistic to the Company or its subsidiaries or affiliates, their business or prospects, financial or otherwise, or take any action towards any of the foregoing.

         5.3 During the term of your employment by the Company, except on behalf of the Company or its subsidiaries or its affiliates, you will not, directly or indirectly, whether as an officer, director, stockholder, partner, proprietor, associate, representative or otherwise, become or be interested in any other person, corporation, firm, partnership or other entity whatsoever which directly competes with the Company or its subsidiaries or affiliates, in any part of the world, in any line of business engaged in (or planned to be engaged in) by the Company or its subsidiaries or affiliates (or any successor to their business). With respect to any company or partnership which does directly compete with the Company or its subsidiaries or affiliates, this Section 5.3 shall not prohibit you from owning (i) as a passive investor only, an aggregate of not more than ten percent (10%) of the total stock or equity interests of such company or partnership if the same are publicly traded, or (ii) stock or equity interests of such company or partnership through mutual funds or other similar investment vehicles over which you retain no investment discretion.

         6. INDEMNIFICATION. As a condition of your employment the Company will indemnify and insure you against personal liability for acts in connection with service to the Company for the Employment Term and six (6) years thereafter.

         7.       POST-EMPLOYMENT ACTIVITIES.

         7.1 You understand and acknowledge that the provisions of this Section 7 are necessary to protect the legitimate business interests of the Company and are fair and reasonable for numerous reasons, including your receipt of the specific consideration expressed in the second paragraph of this Agreement, In addition, as a result of your executive position with the Company, you have had, and will continue to have, access to significant confidential, proprietary or trade secret information of the Company, so that, if you were employed by a competitor of the Company, there would be a substantial risk to the Company of your use of its confidential, proprietary or trade secret information. Based on the foregoing, for a period of six (6) months after the termination of your employment with the Company, absent the Company's prior written



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approval (with concurrence by the Board of Directors of the Company), you will not directly or indirectly:

         (a) render any services to, or engage in any activities for, any other person, firm, corporation or business organization with respect to any product, process, technology or service, in existence or under development which substantially resembles or competes with a product, process, or service of the Company in existence or under development upon which you worked or exercised supervisory responsibility at any time during your employment with the Company;

         (b) solicit employees of the Company to leave their employ or offer or cause to be offered employment to any person who is or was employed by the Company at any time during the six (6) months prior to the termination of your employment with the Company;

         (c) entice, induce or encourage any of the Company's other employees to engage in any activity which, were it done by you, would violate any provision of this Section 8; or

         (d) otherwise attempt to interfere with or disrupt the business or activities of the Company or its subsidiaries or affiliates after written notice and a 60-day cure period.

You agree that if you act in violation of this Section 7, the number of days that you are in violation will be added to the time period specified in this
Section 7.

         7.2 Regardless of the foregoing, the provisions of this Section 7 shall not apply to you (i) in the event that the Company breaches any of the terms and provisions hereof, (ii) the Company terminates you for any reason (other than Cause), or (iii) you "resign for just cause" (as described in Section 2.3 hereof).

         8. REMEDIES. Your duties under Section 7, if any, shall survive termination of your employment with the Company. You acknowledge and agree that any breach by you of any of the provisions of Section 7.1 of this Agreement will result in irreparable and continuing damage to the Company and that a remedy at law for any breach or threatened breach by you of the provisions of Section 7.1 would be inadequate, and you therefore agree that the Company shall be entitled to temporary, preliminary and permanent injunctive relief in case of any such breach or threatened breach, The prevailing party in an action under this Agreement shall be entitled to recover its costs and expenses, including attorneys' fees. Nothing in this Agreement shall be construed to prohibit you or the Company from pursuing any other remedy available to it at law or in equity, the parties having agreed that all remedies are cumulative,

         9.       MISCELLANEOUS.

         9.1 Assignment. This Agreement and the rights and obligations of the parties hereto shall bind and inure to the benefit of any successor or successors of the Company by reorganization, merger or consolidation and any assignee of all or substantially all of its business and properties or the business or properties of the Company or any subsidiary or division thereof,


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but, except as to any such successor or assignee of the Company, neither this
Agreement nor any rights or benefits hereunder may be assigned by the Company or you.

         9.2 INTERPRETATION. In case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or enforceability shall not affect the other provisions of this Agreement. If moreover, any one or more of the provisions contained in this Agreement shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject, the parties expressly agree that a court may rewrite and modify such provisions so as to be enforceable to the fullest extent compatible with the applicable law as it shall then appear.

         9.3 NOTICES. All notices, consents, waivers, and other communications under this Agreement must be in writing and will be deemed to have been duly given when (a) delivered by hand (with written confirmation of receipt), (b) sent by facsimile (with written confirmation of receipt), provided that a copy is mailed by registered mail, return receipt requested, or (c) when received by the addressee, if sent by a nationally recognized overnight delivery service (receipt requested), in each case to the appropriate addresses and facsimile numbers set forth below (or to such other addresses and facsimile numbers as a party may designate by notice to the other parties):

If to the Company:        Investors Capital Holdings, Ltd., 230 Broadway,
                          Lynnfield, MA 01940

If to you:                Theodore E. Charles, 65 Eastern Point Blvd.
                          Gloucester, MA 01930

         9.4 WAIVERS. If either party shall waive any breach of any provision of this Agreement, he or it shall not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

         9.5 HEADINGS. The headings of the sections hereof are inserted for convenience only and shall not be deemed to constitute a part hereof nor to affect the meaning hereof

         9.6 APPLICABLE LAW. This Agreement shall be governed by and construed (both as to validity and performance) and enforced in accordance with the laws of the Commonwealth of Massachusetts applicable to agreements made and to be performed wholly within such jurisdiction. The Company and Employee hereby agree that the courts of the Commonwealth of Massachusetts located in Boston and the United States District Court for the District of Massachusetts each shall have personal jurisdiction and proper venue with respect to any dispute between parties.

         9.7 COMPLETE AGREEMENT, AMENDMENTS, PRIOR AGREEMENTS. The foregoing is the entire agreement of the parties with respect to the subject matter hereof and may not be amended, supplemented, canceled or discharged except by written instrument executed by both parties hereto.


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         9.8 COUNTERPARTS. This Agreement may be executed in counterparts, each of which when so executed and delivered shall constitute a complete and original instrument but all of which together shall constitute one and the same agreement, and it shall not be necessary when making proof of this Agreement or any counterpart thereof to account for any other counterpart.

         9.9 OPPORTUNITY FOR REVIEW. You acknowledge that you had the opportunity to have this Agreement reviewed by an attorney prior to your execution of this Agreement.

If you are in agreement with the foregoing, please so indicate by signing and returning the enclosed copy of this letter.

                                       INVESTORS CAPITAL HOLDINGS, LTD.

                                       By: /s/ L. GREGORY GLOECKNER

                                              L. GREGORY GLOECKNER
                                       Title: DIRECTOR

Accepted and agreed:

                           /s/ Theodore E. Charles

Name of Employee           Theodore E. Charles
Date:    August 9, 2000